Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-8 of our report dated March 31, 2026, of Our Bond Inc., relating to the audit of the consolidated financial statements as of December 31, 2025 and 2024, and for the years then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, Texas

April 7, 2026